Exhibit 10.01

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, made and entered into as of the 1st day of August, 2008 by and between CONCURRENT COMPUTER CORPORATION, a Delaware corporation ("Concurrent" or the "Company"), and Emory O. Berry (the "Employee").

W I T N E S S E T H :

- - - - - - - - - - -

WHEREAS, the Company desires to employ the Employee and the Employee desires to accept such employment with the Company;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1.	Employment

The Company hereby employs the Employee and the Employee hereby accepts employment with the Company for the term set forth in Section 2 below, in the position and with the duties and responsibilities set forth in Section 3 below, and upon other terms and conditions hereinafter stated.

2.	Term

The term of employment hereunder shall commence on August  1, 2008 and shall continue for a period of four (4) years ending on the fourth anniversary of the commencement date (the “Term”).  The initial four-year Term automatically shall extend for one additional year on such fourth anniversary date and on each subsequent annual anniversary of such date unless the Company or the Employee notifies the other at least 120 days before such anniversary date that no such extension will be effected.

3.	Position; Duties; Responsibilities

3.1           It is intended that at all times during the Term of employment hereunder, the Employee shall serve as the Chief Financial Officer and Executive Vice President of Operations of the Company.  The Employee agrees to perform such senior executive officer and managerial services customary to such position as are necessary to the operations of the Company and as may be assigned to him from time to time by the Company's Board of Directors (the "Board of Directors").

3.2           Throughout the Term of employment hereunder, the Employee shall devote his full time and undivided attention during normal business hours to the business and affairs of the Company, as appropriate to his responsibilities and duties hereunder, except for reasonable vacations and illness or other disability, but nothing in this Agreement shall preclude the Employee from devoting reasonable periods required for serving as a director or member of any advisory committee of not more than two (at any time) "for profit" organizations involving no conflict of interest with the interests of the Company (subject to approval by the Board of Directors, which approval shall not be unreasonably withheld), or from engaging in charitable and community activities, or from managing his personal investments, provided such activities do not materially interfere with the performance of his duties and responsibilities under this Agreement.

4.	Compensation

4.1           Salary

For services rendered by the Employee during the Term of employment hereunder, the Employee shall be paid a salary, payable in accordance with the then existing applicable payroll policy of the Company, at an annualized rate of $295,000, for 2008, such salary to be reviewed annually.

4.2           Annual Bonus Opportunity

During the Term of employment hereunder, the Employee will be eligible for a bonus opportunity under the Company’s Annual Incentive Plan, which currently provides an annual bonus opportunity in a target amount of fifty percent (50%) of the then current base salary (pro-rated based on the Employee's start date, as applicable) with a maximum bonus of 150% of the target bonus.  The targets and objectives for each year and other terms and conditions of the bonus opportunity shall be established in advance of each year by the Compensation Committee of the Board of Directors with the input of the Chief Executive Officer.

4.3           Employee Benefit Plans

During the Term of employment hereunder, the Employee will be eligible to participate in all employee benefit programs of the Company now or hereafter made available to senior executives, in accordance with the provisions thereof as in effect from time to time.  In any event, the Employee shall be entitled to vacation days at the rate of four weeks per calendar year or such greater amount as may be provided by Company policies in effect from time to time.

4.4           Restricted Stock; Stock Options; Long Term Incentive Plans

The Compensation Committee of the Board of Directors will grant to the Employee an award of 10,000 shares of Restricted Stock as soon as practicable after the Employee joins the Company based upon the market value of the stock the date the agreement is executed.  The terms of the award shall provide for the lapse of restrictions as follows:  restrictions on 2,500 shares shall lapse on the first anniversary of the grant date; restrictions on 2,500 shares shall lapse on the second anniversary of the grant date; restrictions on 2,500 shares shall lapse on the third anniversary of the grant date; and restrictions on 2,500 shares shall lapse on the fourth anniversary of the grant date. In addition, the award will provide that all restrictions shall lapse in the event of a Termination Without Due Cause as described in Section 5.4, a change in control as described in Section 5.5 or constructive termination of employment by the Company as described in Section 5.6.  The Restricted Stock award shall be subject to and governed by the terms and conditions of the terms of the Concurrent Computer Corporation Second Amended and Restated 2001 Stock Option Plan (“2001 Stock Option Plan”) and the award document.  “Change in control” shall have the same meaning as in the 2001 Stock Option Plan, as amended from time to time.  A copy of the current definition of “change in control” is attached as Exhibit A.

The Compensation Committee of the Board of Directors will grant to the Employee an option to purchase an aggregate 20,000 shares of the Company’s common stock as soon as practicable after the Employee joins the Company based upon the market value of the stock the date the agreement is executed.  The per share exercise price of the option will be the fair market value of the Company's common stock on the grant date.  The terms of the award shall provide for vesting over a 4 year term at the rate of 25% on each anniversary of the grant date. In addition, the award will provide for full vesting in the event of a Termination Without Due Cause as described in Section 5.4, a change in control as described in Section 5.5 or constructive termination of employment by the Company as described in Section 5.6.  The options shall be subject to and governed by the terms and conditions of the terms of the 2001 Stock Option Plan and the option award document.

Beginning with fiscal year 2009 and during the Term of employment hereunder, the Employee will be eligible to participate in long term incentive programs of the Company now or hereafter made available to senior executives, in accordance with the provisions thereof as in effect from time to time, and as deemed appropriate by the Compensation Committee to be applicable to this position.

4.5           Business Expense Reimbursements

During the Term of employment hereunder, the Employee will be entitled to receive reimbursement by the Company for all reasonable out-of-pocket expenses incurred by him (in accordance with the policies and procedures established by the Company for its senior executives), in connection with his performing services hereunder.  Reimbursements shall be made in accordance with Employer’s normal expense reimbursement policies and procedures for its senior executives (including timing), and such reimbursement will be made no later than the last day of the Employee’s taxable year following the taxable year in which the expense was incurred. The expenses paid by Employer during any taxable year of the Employee will not affect the expenses paid by Employer in another taxable year.  This right to reimbursement is not subject to liquidation or exchange for another benefit.

5.	Consequences of Termination of Employment

5.1           Death

In the event of the death of the Employee during the Term of employment hereunder, the estate or other legal representatives of the Employee shall be entitled to continuation of the Employee’s salary in effect under Section 4.1 as of his date of death for a period of six months.  Payment will be made in substantially equal installments on the first and fifteenth day of each calendar month or if such date is not a business day, on the next following business day (each a “Pay Date”) beginning with the first Pay Date after the date of the Employee’s death and continuing until payments equal six months’ salary.

5.2           Continuing Disability

Notwithstanding anything in this Agreement to the contrary, the Company is hereby given the option to terminate the Employee's employment in the event of the Employee's Continuing Disability.  Such option shall be exercised by the Company by giving notice to the Employee of the Company's intention to terminate his employment due to Continuing Disability not earlier than 15 days from the receipt of such notice.

In the event of the termination of the Employee's employment due to Continuing Disability, the Employee shall be entitled to salary and bonus accrued and due through the period ending on the date of his termination and any other rights and benefits he may have under the employee benefit plans and programs of the Company, generally, will be determined in accordance with the terms and provisions of such plans and programs.

For purposes hereof, "Continuing Disability" shall mean the inability to perform the essential functions connected with the Employee's duties hereunder, with or without reasonable accommodation, which inability shall have existed or shall reasonably be expected to exist for a period of 180 days, even though not consecutive, in any 24 month period.  In the event the Employee does not agree with the Company that his inability may reasonably be expected to exist for such period, the opinion of a qualified medical doctor selected by the Employee and reasonably satisfactory to the Company shall be determinative.

5.3           Termination by the Company for Due Cause

Nothing herein shall prevent the Company from terminating the employment of the Employee for Due Cause.  The Employee shall be entitled to salary and bonus accrued and due through the period ending on the date of his termination, the bonus, if any, earned but not paid for the fiscal year ending prior to his termination and any other rights and benefits he may have under the employee benefit plans and programs of the Company, generally, shall be determined in accordance with the terms of such plans and programs.  The term "Due Cause", as used herein, shall mean that (a) the Employee has committed a willful serious act, such as embezzlement, against the Company intended to enrich himself at the expense of the Company or has been convicted of a felony involving moral turpitude; (b) the Employee has (i) willfully and grossly neglected his duties hereunder or (ii) intentionally failed to observe specific lawful directives or policies of the Board of Directors, which directives or policies were consistent with his positions, duties and responsibilities hereunder, and which failure had, or continuing failure will have, a material adverse effect on the Company; (c) the Employee's undertaking to provide any chief financial officer certification required under the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley Act") without taking reasonable and appropriate steps as outlined by the Company’s audit committee to determine whether the certification was accurate; or (d) the Employee's failure to fulfill any of his duties under, or violation of any provision of, the Sarbanes-Oxley Act, including, but not limited to, failure to establish and administer effectively systems and controls as outlined by the Company’s audit committee necessary for compliance with the Sarbanes-Oxley Act.  Prior to any such termination, the Employee shall be given written notice by the Board of Directors that the Company intends to terminate his employment for Due Cause under this Section 5.3, which written notice shall specify the particular acts or omissions on the basis of which the Company intends to so terminate the Employee's employment, and the Employee (with his counsel, if he so chooses) shall be given the opportunity, within 15 days of his receipt of such notice, to have a meeting with the Board of Directors to discuss such acts or omissions and given reasonable time to remedy the situation, if it is deemed by the Board of Directors, in their good faith business judgment, to be remediable.  In the event of such termination, the Employee shall be promptly furnished written specification of the basis therefor in reasonable detail.

5.4           Termination by the Company other than for Due Cause

The foregoing notwithstanding, the Company may terminate the Employee's employment for whatever reason it deems appropriate; provided, however, that in the event such termination is not based on death or disability as provided in Sections 5.1 or 5.2, above, or on Due Cause as provided in Section 5.3 above, or on either party’s election not to renew the Term for an additional period pursuant to Section 2 above, the Employee will be entitled to receive Severance Compensation (as defined below); provided Employee executes a release in a form acceptable to the Company.

For purposes of the foregoing, "Severance Compensation" shall consist of (a) salary continuation for a period of 12 months from the date of such termination (the "Salary Continuation Period"), at the rate in effect, pursuant to Section 4.1 above, immediately prior to such termination, (b) an immediate lump sum payment equal to the amount, if any, paid as an annual bonus in the year preceding the Employee’s termination of employment.  and (c) Employee shall be entitled to continue coverage under the Company’s hospitalization and medical plan (the “Health Plan”) for himself and his eligible dependents who were covered under the Health Plan at the time of his termination as required by Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), but during the Salary Continuation Period, Employee shall be eligible to continue such coverage at the same premium charged to active employees during such period.  The salary continuation payments shall be made in substantially equal installments on the first and fifteenth day of each calendar month or if such date is not a business day, on the next following business day (each a “Pay Date”) beginning with the first Pay Date after the date of the Employee’s “separation from service” (within the meaning of section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, rulings and other guidance issued thereunder (collectively, “Section 409A”). and ending when twelve months’ salary has been paid to Employee.  The lump sum payment shall be paid on the first Pay Date after the Employee’s separation from service.

Notwithstanding the foregoing, if the Company reasonably determines that the amounts payable under this Section 5.4 are on account of an “involuntary separation from service” (as defined in Treasury Regulation section 1.409A-1(n)), then the Company shall make the salary continuation payments and the lump sum payment as called for to the extent that the total amount of such payments in first 6 months after separation from service does not exceed the “separation pay allowance” described below.  To the extent that the payments called for in the first 6 months after separation from service exceed the separation pay allowance, such excess amount shall be accumulated and distributed in a single sum on the first business day that is 6 months and one day after the date of the Employee’s separation from service (or if earlier, upon the date of death of the Employee).  If Company reasonably determines that the amounts payable under this Section 5.4 are not on account of an “involuntary separation from service” (as defined in Treasury Regulation section 1.409A-1(n)), no amount shall be distributed to the Employee before the date that is 6 months after the date of the Employee’s separation from service (or, if earlier, the date of death of  the Employee) and any amounts that would have been distributed during the 6 months after Executive’s separation from service (or prior to death) will be accumulated and distributed in a single sum on the first business day that is 6 months and one day after the date of the Employee’s separation from service (or, if earlier, upon the date of death of the Employee).  The “separation pay allowance” means an amount that is two times the lesser of (x) Employee’s annualized compensation based on Employee’s annual rate of pay for the calendar year preceding the calendar year in which Employee’s separation from service occurs or (y) the compensation limit in effect under Code section 401(a)(17) for the calendar year in which such separation from service occurs.

Except as specifically set forth in this Section 5.4, the Employee shall not be entitled to any other compensation or benefits following a termination of employment by the Company as provided in this Section 5.4.

5.5           Termination Following Change of Control

If there is a "change of control" (defined below) and within one year after such "change of control", the Employee's employment is terminated by the Company (other than for Due Cause, disability or non-renewal of the Term), or within three months after a “change in control” Employee resigns for any reason (other than death), disability or non renewal of the Term) the Employee will be entitled to receive Severance Compensation as described in Section 5.4.

"Change of control" shall have the same meaning as in the 2001 Stock Option Plan, as amended from time to time.  (A copy of the current definition is attached as Exhibit A.)

5.6           Constructive Termination of Employment by the Company without Due Cause

Anything herein to the contrary notwithstanding, if the Company:

(A)           demotes or otherwise elects or appoints the Employee to a lesser office than set forth in Section 3.1 or fails to elect or appoint him to such position; or

(B)            causes a material change in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to the Employee's position as described in Section 3.1; or

(C)            materially decreases the Employee's salary or annual bonus opportunity below the most recent levels provided for by the terms of Sections 4.1 and 4.2; or

(D)           materially reduces the Employee's benefits under any employee benefit plan, program, or arrangement of the Company (other than a change that affects all employees similarly situated) from the level in effect upon the Employee's commencement of participation; or

(E)            commits any other material breach of this Agreement, then such action (or inaction) by the Company, unless consented to in writing by the Employee, shall constitute a termination of the Employee's employment by the Company other than for Due Cause pursuant to Section 5.4 above.  If, within thirty (30) days of learning of the action (or inaction) described herein as a basis for a constructive termination of employment, the Employee (unless he has given written consent thereto) notifies the Company in writing that he wishes to effect a constructive termination of his employment pursuant to this Section 5.6, and such action (or inaction) is not reversed or otherwise remedied by the Company within 30 days following receipt by the Company of such written notice, then effective at the end of such second 30 day period, the employment of the Employee hereunder shall be deemed to have terminated pursuant to Section 5.4 above.

5.7           Voluntary Termination by the Employee

In the event the Employee terminates his employment of his own volition (other than as provided in Section 5.5 above), or the Term of employment terminates due to an election by either party not to renew the Term pursuant to Section 2 above, such termination shall constitute a voluntary termination and in such event the Employee shall be limited to the same rights and benefits as provided in connection with termination for Due Cause under the second sentence of Section 5.3 above.  For the purposes hereof, a decision by the Employee to voluntarily retire shall constitute a voluntary termination.

5.8           Other Resignations

In the event the Employee's employment with the Company is terminated (either by the Company or by the Employee), the Employee acknowledges and agrees that he will resign from any and all other positions that the Employee then holds as an employee, officer or director of (a) the Company and (b) the Company's subsidiaries and affiliates.

5.9           Payment Date

The Company may choose to make salary continuation payments called for under this Agreement on its regular payroll closest to the Pay Date called for under this Agreement; provided that payment on such regular payroll date is in compliance with Section 409.

6.             Protective Agreement

Concurrently with entering into this Agreement, the Employee will enter into a Protective Agreement in favor of the Company substantially in the form attached as Exhibit B hereto (the "Protective Agreement").

6.	Successors and Assigns

7.1           Assignment by the Company

This Agreement shall be binding upon and inure to the benefit of the Company or any corporation or other entity to which the Company may transfer all or substantially all its assets and business and to which the Company may assign this Agreement, in which case "Company" as used herein shall mean such corporation or other entity.

7.2           Assignment by the Employee

The Employee may not assign this Agreement or any part thereof without the prior written consent of the Company, which consent may be withheld by the Company for any reason it deems appropriate.

7.	Arbitration

Except as provided below, any disputes or claims of any kind or nature, including as to arbitrability under this Agreement, between the Employee and the Company arising out of, related to, or in connection with any aspect of the Employee’s employment with the Company or its termination, including all claims arising out of this Agreement and claims for alleged discrimination, harassment, or retaliation in violation of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, or any other federal, state, or local law, shall be settled by final and binding arbitration in  Fulton County, Georgia.  Either party may file a written demand for arbitration with the American Arbitration Association pursuant to its National Rules for the Resolution of Employment Disputes.  The arbitration shall be conducted by a single neutral arbitrator who is a member of the Bar of the State of Georgia, has been actively engaged in the practice of law for at least fifteen (15) years, and has substantial experience in connection with business transactions and interpretation of contracts.  In considering the relevancy, materiality, discoverability, and admissibility of evidence, the arbitrator shall take into account, among other things, applicable principles of legal privilege, including the attorney-client privilege, the work product doctrine, and appropriate protection of the Company’s Trade Secrets and Confidential Information.  Upon the request of either party, the arbitrator’s award shall be written and include findings of fact and conclusions of law.  Judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction.  Any arbitration of any claim by the Employee may not be joined or consolidated with any other arbitration(s) by or against the Company, including through class arbitration.  The prevailing party in any such arbitration, or in any action to enforce this Section or any arbitration award hereunder, shall be entitled to recover that party’s attendant attorneys’ fees and related expenses from the other party to the maximum extent permitted by law.  The Company shall be responsible for payment of all mediation and arbitration filing and administrative fees, and all fees and expenses of the mediator or arbitrators, irrespective of the outcome, as to any federal statutory claims by the Employee or as may otherwise be required by law for this Agreement to be enforceable.  Notwithstanding any other provision of this Agreement, the Company may seek temporary, preliminary, or permanent injunctive relief against the Employee at any time without resort to arbitration.  The parties agree that this Agreement involves interstate commerce and that this arbitration provision is therefore subject to and governed by the Federal Arbitration Act.  The parties confirm their agreement by initialing below:

____________________	____________________
Company	Employee

8.	Governing Law

This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Georgia (without reference to the principles of conflicts of law).

9.	Entire Agreement

This Agreement, including the Protective Agreement, contains all the understandings and representations between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, if any there be, previously entered into by them with respect thereto.

10.	Amendment or Modification; Waiver

No provision in this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Employee and an officer of the Company thereunto duly authorized.  Except as otherwise specifically provided in this Agreement, no waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

11.	Notices

Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

COMPANY:	Concurrent Computer Corporation
4375 River Green Parkway
Suite 100
Duluth, GA 30096
Attn: Suzanne Smith

With a copy to:
King & Spalding LLP
1180 Peachtree Street
Atlanta, GA 30309
Attn: Jack Capers

EMPLOYEE:	Emory O. Berry
4220 Berkeley View Drive
Berkeley Lake, GA 30096

12.	Severability

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

13.	Withholding

Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Employee or his estate or beneficiaries, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

14.	Survivorship

The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

15.	References

References in this Agreement to the Employee shall be deemed, where appropriate, to refer to his legal representatives.

16.	Titles

Titles to the sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

17.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONCURRENT COMPUTER CORPORATION

By:	/s/ Kirk L. Somers
Kirk L. Somers
Executive Vice President
and General Counsel

EMPLOYEE

/s/ Emory O. Berry
Emory O. Berry

Exhibit A

DEFINITION OF CHANGE IN CONTROL FROM
CONCURRENT COMPUTER CORPORATION SECOND AMENDED AND RESTATED 2001 STOCK OPTION PLAN
(As in Effect July 1, 2008)

NOTE:  The following definition is included for informational purposes only and will change if, and to the extent that, the Concurrent Computer Corporation Second Amended and Restated 2001 Stock Option Plan (“2001 Stock Option Plan”) is amended.  All capitalized terms in this Exhibit A are defined in the 2001 Stock Option Plan.

“Change of Control” means the occurrence of any of the following events:

(a)
the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Exchange Act and the rules thereunder, including, without limitation, Rule 13d-5(b)) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 35% or more of the combined voting power of the Company’s then outstanding voting securities, other than

(i)
an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(ii)
an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

(iii)	an acquisition of voting securities pursuant to a transaction described in clause (c) below that would not be a Change of Control under clause (c);

(b)	a change in the composition of the Board that causes less than a majority of the directors of the Company to be directors that meet one or more of the following descriptions:

(i)	a director who has been a director of the Company for a continuous period of at least 24 months, or

(ii)
a director whose election or nomination as director was approved by a vote of at least two-thirds of the then directors described in clauses (b)(i), (ii), or (iii) by prior nomination or election, but excluding, for the purpose of this subclause (ii), any director whose initial assumption of office occurred as a result of an actual or threatened (y) election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board or (z) tender offer, merger, sale of substantially all of the Company’s assets, consolidation, reorganization, or business combination that would be a Change of Control under clause (c) on consummation thereof, or

(iii)	who were serving on the Board as a result of the consummation of a transaction described in clause (c) that would not be a Change of Control under clause (c);

(c)
the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than in a transaction

(i)
that results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)
after which more than 50% of the members of the board of directors of the Successor Entity were members of the Board at the time of the Board’s approval of the agreement providing for the transaction or other action of the Board approving the transaction (or whose election or nomination was approved by a vote of at least two-thirds of the members who were members of the Board at that time), and

(iii)
after which no person or group beneficially owns voting securities representing 35% or more of the combined voting power of the Successor Entity, unless the Board determines in its discretion that beneficial ownership by a person or group of voting securities representing 35% or more of the combined voting power of the Successor Entity shall not be deemed a Change of Control; or

(d)	a liquidation or dissolution of the Company.

For purposes of clarification, an acquisition of Company securities by the Company that causes the Company’s voting securities beneficially owned by a person or group to represent 35% or more of the combined voting power of the Company’s then outstanding voting securities is not to be treated as an “acquisition” by any person or group for purposes of clause (a) above. For purposes of clause (a) above, the Company makes the calculation of voting power as if the date of the acquisition were a record date for a vote of the Company’s shareholders, and for purposes of clause (c) above, the Company makes the calculation of voting power as if the date of the consummation of the transaction were a record date for a vote of the Company’s shareholders.

Exhibit B

PROTECTIVE AGREEMENT

I, the undersigned, in consideration of and as a condition to my employment by Concurrent Computer Corporation (the "Company"), do hereby agree with the Company as follows:

1.              Noncompete and Nonsolicitation of Customers or Employees.  During my employment by the Company, I will devote my full time and best efforts to the business of the Company and I will not, directly or indirectly, alone or as a partner, officer, director, employee or holder of more than 5% of the common stock of any other organization, engage in any business activity which competes directly or indirectly with the products or services being developed, manufactured or sold by the Company.  I also agree that, following any termination of such employment, I will not, directly or indirectly, for any period in which I receive severance payments from the Company, plus one (1) year, (a) engage in or provide any services substantially similar to the services that I provided to the Company at any time during the last twelve (12) months of my employment to or on behalf of any person or entity that competes with the Company in the "real time" or "video-on-demand" businesses anywhere in the continental United States, which I acknowledge and agree is the primary geographic area in which the Company competes in these businesses and thus, by virtue of my senior executive position and responsibilities with the Company, also the primary geographic area of my employment with the Company, (b) solicit or attempt to solicit, for the purpose of competing with the Company in its "real time" or "video-on-demand" businesses, any customers or active prospects of the Company with which I had any material business contact for or on behalf of the Company at any time during the last twelve (12) months of my employment, or (c) recruit or otherwise seek to induce any employees of the Company to terminate their employment or violate any agreement with the Company.

2.              Trade Secrets and Other Confidential Information.  Except as may be required in the performance of my duties with the Company, or as may be required by law, I will not, whether during or after termination of my employment with the Company, reveal to any person or entity or use any of the trade secrets of the Company for as long as they remain trade secrets.  I also agree to these same restrictions, during my employment with the Company and for a period of three (3) years thereafter, with respect to all other confidential information of the Company, including its technical, financial and business information, unless such confidential information becomes publicly available through no fault of mine or unless it is disclosed by the Company to third parties without similar restrictions.

Further, I agree that any and all documents, disks, databases, notes, or memoranda prepared by me or others and containing trade secrets or confidential information of the Company shall be and remain the sole and exclusive property of the Company, and that upon termination of my employment or prior request of the Company I will immediately deliver all of such documents, disks, databases, notes or memoranda, including all copies, to the Company at its main office.

Further, I agree that all Company property, such as, but not limited to cell phone(s), personal computer, software, PDAs, etc., shall be and remain the sole and exclusive property of the Company, and that upon termination of my employment or prior request of the Company I will immediately return all such property, to the Company.

3.              Inventions and Copyrights.  If at any time or times during my employment (or within six (6) months thereafter if based on trade secrets or confidential information within the meaning of Paragraph 2 above), I make or discover, either alone or with others, any invention, modification, development, improvement, process or secret, whether or not patented or patentable (collectively, "inventions") in the field of computer science or instrumentation, I will disclose in reasonable detail the nature of such invention to the Company in writing, and if it relates to the business of the Company or any of the products or services being developed, manufactured or sold by the Company, such invention and the benefits thereof shall immediately become the sole and absolute property of the Company provided the Company notifies me in reasonable detail within ninety (90) days after receipt of my disclosure of such invention that it believes such invention relates to the business of the Company or any of the products or services being developed, manufactured or sold by the Company.  I also agree to transfer such inventions and benefits and rights resulting from such inventions to the Company without compensation and will communicate without cost, delay or prior publications all available information relating to the inventions to the Company.  At the Company's expense I will also, whether before or after termination of my employment, sign all documents (including patent applications) and do all acts and things that the Company may deem necessary or desirable to effect the full assignment to the Company of my right and title to the inventions or necessary to defend any opposition thereto.  I also agree to assign to the Company all copyrights and reproduction rights to any materials prepared by me in connection with my employment.

4.              Conflicting Agreements.  I represent that I have attached to this Agreement a copy of any written agreement, or a summary of any oral agreement, which presently affects my ability to comply with the terms of this Agreement, and that to the best of my knowledge my employment with the Company will not conflict with any agreement to which I am subject.  I have returned all documents and materials belonging to any of my former employers.  I will not disclose to the Company or induce any of the Company's employees to use trade secrets or confidential information of any of my former employers.

5.              Miscellaneous.

(a)            I hereby give the Company permission to use photographs of me, during my employment, with or without using my name, for any reasonable business purposes the Company deems necessary or desirable.

(b)            The Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance and other equitable relief as may be appropriate to prevent the violation of my obligations hereunder.

(c)            I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment for any period of time.

(d)            This Agreement shall be construed in accordance with the laws of the State of Georgia.  I agree that each provision of this Agreement shall be treated as a separate and independent clause, and the unenforceability of any clause shall in no way impair the enforceability of any of the other clauses. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be extensively broad as to scope, activity, time, geographical area or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them so as to be enforceable to the maximum extent compatible with applicable law as it shall then appear.

(e)            My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination for the time periods set forth in this Agreement, and shall be binding upon my heirs, executors and administrators.

(f)             The term "Company" as used in this Agreement includes Concurrent Computer Corporation and any of its subdivisions or affiliates.  The Company shall have the right to assign this Agreement to its successors and assigns.

(g)            The foregoing is the entire agreement between the Company and me with regard to its subject matter, and may not be amended or supplemented except by a written instrument signed by both the Company and me.  The section headings are inserted for convenience only, and are not intended to affect the meaning of this Agreement.

/s/ Emory O. Berry
Emory O. Berry